                                                                     EXHIBIT 4.3

                               MESSAGEMEDIA, INC.
                             STOCK OPTION AGREEMENT

         Pursuant to the Stock Option Grant Notice (the "Grant Notice") and this Stock Option Agreement, MessageMedia, Inc. (the "Company") has granted you an option to purchase the number of shares (the "Shares") of the common stock of the Company (the "Common Stock") indicated in the Grant Notice at the exercise price indicated in the Grant Notice.

         This option is granted in connection with and in furtherance of the Company's compensatory benefit policy for the Company's employees (including officers), directors or consultants.

         The details of this option are as follows:

         1. VESTING. Subject to the limitations contained herein, this option will vest as provided in the Grant Notice, provided that vesting will cease upon the termination of your service with the Company or an affiliate of the Company.

         2. TERM. The term of this option commences on the Date of Grant and expires upon the earliest of:

                  (i) the Expiration Date indicated in the Grant Notice;

                  (ii) the tenth (10th) anniversary of the Date of Grant;

                  (iii) twelve (12) months after your death, if you die while in service with the Company or an affiliate of the Company;

                  (iv) twelve (12) months after the termination of your service with the Company or an affiliate of the Company due to your permanent and total disability within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the "Code"); or

                  (v) three (3) months after the termination of your service with the Company or an affiliate of the Company for any reason other than death or disability.

         3. MINIMUM NUMBER OF SHARES/ EXERCISE FOR WHOLE SHARES ONLY. This option may not be exercised for less than the lesser of fifty (50) Shares or the number of Shares then remaining subject to this option. This option may only be exercised for whole Shares.

         4. EXERCISE.

                  (a) You may exercise the vested portion of this option during its term by delivering a notice of exercise (in a form designated by the Company) together with the exercise price and applicable tax withholding payments to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.

                  (b) By exercising this option you agree that:

                      (i) As a condition to any exercise of this option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of this option; (2) the lapse of any substantial risk of forfeiture to which the Shares are subject at the time of exercise; or
(3) the disposition of Shares acquired upon such exercise.

                      (ii) Regardless of whether the offer and sale of Shares subject to this option have been registered under the Securities Act of 1933, as amended (the "Securities Act") or have been registered or qualified under the securities laws of any state, the Company may impose restrictions upon the sale, pledge or other transfer of such Shares (including the placement of appropriate legends on stock certificates) if in the judgment of the Company and its counsel such restrictions are necessary or desirable in order to achieve compliance with the provisions of the 1933 Act, the securities laws of any state or any other law.

         5. METHOD OF PAYMENT. Payment of the exercise price is due in full upon exercise of all or any part of your option. You may elect to make payment of the exercise price in cash or by check or in any other manner PERMITTED BY YOUR GRANT NOTICE, which may include one or more of the following:

                  (a) In the Company's sole discretion at the time your option is exercised and provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.

                  (b) Provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, by delivery of already-owned shares of Common Stock either that you have held for the period required to avoid a charge to the Company's reported earnings (generally six months) or that you did not acquire, directly or indirectly from the Company, that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at fair market value of the Company on the date of exercise. "Delivery" for these purposes, in the sole discretion of the Company at the time you exercise your option, shall include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company. Notwithstanding the foregoing, you may not exercise your option by tender to the Company of Common Stock to the extent such tender would violate the provisions of any law, regulation or agreement restricting the redemption of the Company's stock.

         6. WITHHOLDING OBLIGATIONS.

                  (a) At the time you exercise your option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a "cashless exercise" pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an affiliate of the Company, if any, which arise in connection with your option.

                  (b) Upon your request and subject to approval by the Company, in its sole discretion, and compliance with any applicable conditions or restrictions of law, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your option a number of whole shares of Common Stock having a fair market value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law. If the date of determination of any tax withholding obligation is deferred to a date later than the date of exercise of your option, share withholding pursuant to the preceding sentence shall not be permitted unless you make a proper and timely election under Section 83(b) of the Code, covering the aggregate number of shares of Common Stock acquired upon such exercise with respect to which such determination is otherwise deferred, to accelerate the determination of such tax withholding obligation to the date of exercise of your option. Notwithstanding the filing of such election, shares of Common Stock shall be withheld solely from fully vested shares of Common Stock determined as of the date of exercise of your option that are otherwise issuable to you upon such exercise. Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

                  (c) You may not exercise your option unless the tax withholding obligations of the Company and/or any affiliate of the Company are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company shall have no obligation to issue a certificate for such Shares or release such Shares from any escrow provided for herein.

         7. TRANSFERABILITY. This option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your lifetime only by you.

         8. CAPITALIZATION ADJUSTMENTS. If any change is made in the Shares subject to this option without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), this option, if still outstanding at the time of such change, will be appropriately adjusted in the class(es) and number of shares and price per share of stock subject to the option. Such adjustments shall be made by the Board of Directors of the Company (the "Board"), the determination of which shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a transaction "without receipt of consideration" by the Company.)

         9. EFFECT OF CERTAIN CORPORATE TRANSACTIONS.

                  (a) DISSOLUTION OF LIQUIDATION. In the event of a dissolution or liquidation of the Company, then this option will terminate immediately prior to such event.

                  (b) CHANGE IN CONTROL--ASSET SALE, MERGER, CONSOLIDATION OR REVERSE MERGER. In the event of a change in control (as defined below) of the Company, then, if this option is still outstanding at the time of the Change in Control ", any surviving corporation or acquiring corporation shall assume this option or will substitute a similar option (including an award to acquire the same consideration paid to the stockholders in the Change in Control for this option). In the event any surviving corporation or acquiring corporations refuses to assume or to substitute a similar option for this option, then if the Optionee's service with the Company or an affiliate has not terminated, the vesting of the option (and, if applicable, the time during which this option may be exercised) will be accelerated in full, and the option will terminate if not exercised (if applicable) at or prior to the Change in Control. For purpose of this Stock Option Agreement, Change in Control means: (i) a sale, lease or other disposition of all or substantially all of the assets of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation, or (iii) a reverse merger in which the Company is the surviving corporation but the shares of the common stock of the Company outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise.

         10. PURCHASE FOR INVESTMENT; RIGHTS OF HOLDER ON SUBSEQUENT REGISTRATION. Unless the Shares to be issued upon exercise of an option granted under the Option Agreement have been effectively registered under the 1933 Act, the Company shall be under no obligation to issue any Shares covered by any option unless the person who exercises such option, whether such exercise is in whole or in part, shall give a written representation and undertaking to the Company which is satisfactory in form and scope to counsel for the Company and upon which, in the opinion of such counsel, the Company may reasonably rely, that he or she is acquiring the Shares issued to him or her pursuant to such exercise of the option for his or her own account as an investment and not with a view to, or for sale in connection with, the distribution of any such Shares, and that he or she will make no transfer of the same except in compliance with any rules and regulations in force at the time of such transfer under the 1933 Act, or any other applicable law, and that if Shares are issued without such registration a legend to this effect may be endorsed on the securities so issued. In the event that the Company shall, nevertheless, deem it necessary or desirable to register under the 1933 Act or other applicable statutes any Shares with respect to which an option shall have been exercised, or to qualify any such Shares for exemption from the 1933 Act or other applicable statutes, then the Company shall take such action at its own expense and may require from each participant such information in writing for use in any registration statement, prospectus, preliminary prospectus or offering circular as is reasonably necessary for such purpose and may require reasonable indemnity to the Company and its officers and directors from such holder against all losses, claims, damages and liabilities arising from such use of the information so furnished and caused by any untrue statement of any material fact required to be stated therein or necessary to make the statement therein not misleading in light of the circumstances under which they were made.

         11. OPTION NOT A SERVICE CONTRACT. This option is not a service contract and nothing in this option shall be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company, or of the Company to continue your service with the Company. In addition, nothing in this option shall obligate the Company, its stockholders, the Board, officers or employees to continue any relationship which you might have as an employee, consultant or director of the Company.

         12. NOTICES. Any notices provided for in this option shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

         13. CHOICE OF LAW. This option shall be governed by, and construed in accordance with the laws of the State of Colorado, as such laws are applied to contracts entered into and performed in such State.

         14. GOVERNING AUTHORITY. This option is subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted by the Company. This authority shall be exercised by the Board, or by a committee of one or more members of the Board in the event that the Board delegates its authority to a committee. The Board, in the exercise of this authority, may correct any defect, omission or inconsistency in this option in a manner and to the extent the Board shall deem necessary or desirable to make this option fully effective. References to the Board also include any committee appointed by the Board to administer and interpret this option. Any interpretations, amendments, rules and regulations promulgated by the Board shall be final and binding upon the Company and its successors in interest as well as you and your heirs, assigns, and other successors in interest.



Dated the      day of                  , 1999.
          ----        -----------------

Very truly yours,

MESSAGEMEDIA, INC.

By:
   ---------------------------------------
         Duly authorized on behalf
         of the Board of Directors